Ashland Partners & Company LLP

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm, Ashland Partners & Company LLP, in the 2013 shelf prospectuses for Equity Income and Intermediate Fixed Income in regard to our verification of Davidson Investment Advisors’ compliance with the Global Investment Performance Standards (GIPS®) for the period January 1, 1992 through December 31, 2012.

Jessica Parker, CPA, CIPM Partner

Ashland Partners & Company LLP
525 Bingham Knoll, Suite 200
Jacksonville, OR 97530
October 24, 2013

GIPS® Verifications • Performance Examinations • Consulting
Audit and Attestation Services • SSAE No. 16 Exams •  Tax Services